As filed with the Securities and Exchange Commission on July 26, 2013

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LITHIA MOTORS, INC.

(Exact name of registrant as specified in its charter)

OREGON	93-0572810
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification No.)

150 N. Bartlett Street,
Medford, Oregon	97501
(Address of Principal	(Zip Code)
Executive Offices)

2013 AMENDED AND RESTATED STOCK INCENTIVE PLAN
LITHIA MOTORS, INC. SALARY REDUCTION PROFIT SHARING PLAN
AND
 LITHIA MOTORS, INC. Executive Management Non-Qualified Deferred
Compensation and Long-Term Incentive Plan
(Full title of plans)

Bryan B. DeBoer

President and Chief Executive Officer

Lithia Motors, Inc.

150 N. Bartlett Street

Medford, Oregon 97501

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (541) 776-6401

Copy to:

James M. Kearney

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a small reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class A Common Stock	1,000,000	$58.99	$58,990,000	$8,046.24

Class A Common Stock(2)	1,000,000	$58.99	$58,990,000	$8,046.24

Deferred Compensation Obligations (payable in cash) (3)	$5,000,000	N/A	$5,000,000	$682.00

Total				$16,774.47

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee is based on $58.99 per share, which was the average of the high and low prices of the Common Stock on the New York Stock Exchange on July 19, 2013 as reported in The Wall Street Journal.

(2)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Salary Reduction Profit Sharing Plan (the “401(k) Plan”).

(3)

The Deferred Compensation Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan. Deferred compensation will be paid in cash.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents By Reference.

The following documents filed by Lithia Motors, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a)

The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)	The latest annual report of the 401(k) Plan filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act.

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's annual report or prospectus referred to in (a) above.

(d)

The descriptions of the Class A Common Stock of the Company contained in the Company’s registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company or by the 401(k) Plan pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.     Description of Securities.

The deferred compensation obligations of the Company under the Lithia Motors, Inc. Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan (the “Deferred Compensation Plan”) are not registered under Section 12 of the Exchange Act. These securities represent the contractual obligation of the Company to pay or distribute when due to participants in the Deferred Compensation Plan cash with respect to amounts deferred in accordance with the terms and conditions of the Deferred Compensation Plan.

Item 5.     Interests of Named Experts and Counsel.

Not Applicable.

Item 6.     Indemnification of Directors and Officers.

The Oregon Business Corporation Act (the “Act”) provides, in general, that a director or officer of a corporation who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of the corporation:

(1)     shall be indemnified by the corporation for all expenses of such litigation when the director or officer is wholly successful on the merits or otherwise;

(2)     may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative lawsuit) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful); and

(3)     may be indemnified by the corporation for expenses of a derivative lawsuit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation, provided the director or officer is not adjudged liable to the corporation.

The Act also authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director's or officer's good faith belief that the standard of conduct in Section (2) or (3) above has been met and a written undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she did not meet that standard and, therefore, is not entitled to be indemnified. The Act also provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

Generally, the Company's Restated Articles of Incorporation (the “Articles”) provide that the Company shall indemnify any director or officer of the Company who was or is a party to or is threatened to be made a party to any proceeding (other than a derivative lawsuit) because the person is or was a director or officer of the Company or one of its subsidiaries against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement reasonably incurred by the person to be indemnified if the person acted in good faith, did not engage in intentional misconduct and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. In the case of a derivative lawsuit, the Articles provide that the Company shall indemnify any director or officer of the Company who was or is a party to or is threatened to be made a party to the derivative lawsuit because the person is or was a director or officer of the Company or one of its subsidiaries against reasonable expenses (including attorneys’ fees) actually incurred by the person to be indemnified in connection with the defense or settlement of such suit if the person acted in good faith, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for deliberate misconduct in the performance of that person’s duty to the Company, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the Company or for any distribution to shareholders which is unlawful under the Oregon Business Corporation Act, or successor statute, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The indemnification described in the preceding paragraph shall not be made by the Company unless it is determined, under one of the methods described in the Articles, that indemnification of the person who is or was an officer or director is proper in the circumstances because the person has met the applicable standard of conduct set forth in the preceding paragraph.

Notwithstanding the foregoing, but subject to the following paragraph, the Articles provide that if a director or officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, that person shall be indemnified against expanses (including attorneys fees) actually and reasonably incurred by him in connection therewith.

The Articles provide that any person who desires to receive indemnification benefits shall promptly notify the Company that the person has been named a defendant to an action, suit or proceeding of a type referred to above and intends to rely upon the right of indemnification described above by written notice as specified in the Articles. Failure to give the notice required under the Articles shall entitle the Board of Directors (the “Board”) or shareholders of the Company (under the terms of the Articles) to make a determination that such a failure was prejudicial to the Company in the circumstances and that, therefore, the right to indemnification shall be denied in its entirety or reduced in amount.

The Articles provide that expenses incurred by a person indemnified under the Articles in defending a proceeding or threat thereof may be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by the Company and a written affirmation of the person’s good faith belief that he or she has met the applicable standard of conduct.

The Articles provide that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, rule of law or equity, agreement, vote of the stockholders or Board or otherwise, and that the Company is authorized to enter into agreements of indemnification.

The Deferred Compensation Plan provides that the Company shall indemnify and hold harmless the Board, the Committee and any officers or employees of the Company and the Company’s affiliates to which Deferred Compensation Plan responsibilities have been delegated from and against all liabilities arising out of an alleged breach in the performance of their fiduciary duties under the Deferred Compensation Plan and the Employee Retirement Income Security Act of 1974 other than liabilities as may result from the gross negligence or willful misconduct of such person.

The Company has entered into indemnity agreements with its directors and certain executive officers that provide for indemnity to the fullest extent permitted by law, subject to certain exclusions set forth in the indemnity agreements. Under the indemnity agreements, the Company shall pay expenses incurred by indemnities in advance at the written request of the indemnitee if the indemnitee (a) furnishes the Company a written affirmation of the indemnitee’s good faith belief that the indemnitee is entitled to be indemnified by the Company under the agreement and (b) furnishes to the Company a written undertaking to repay the advance to the extent that it is ultimately determined that indemnitee is not entitled to be indemnified by the Company.

The Company maintains in effect a policy of insurance providing for reimbursement to the Company of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which the Company may be required or permitted to make according to applicable law, common or statutory, or under provisions of its Restated Articles of Incorporation, Bylaws or agreements effective under such laws.

Item 7.     Exemption from Registration Claimed.

Not Applicable.

Item 8.     Exhibits.

4.1	Restated Articles of Incorporation of the Company, as amended May 13, 1999. Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

4.2	Amended and Restated Bylaws of Lithia Motors, Inc. (Corrected). Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

5.1	Opinion of Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Moss Adams LLP.

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).

99.1	2013 Amended and Restated Stock Incentive Plan. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 2, 2013.

99.2	Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan. Incorporated by reference to Exhibit 10.22 to the Company’s Form 10-K for the year ended December 31, 2010.

Item 9.     Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)           The Company will submit or has submitted the 401(k) Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner, and has made or will make all changes required by the IRS in order to qualify the 401(k) Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on July 26, 2013.

LITHIA MOTORS, INC.

By	/s/ Bryan B. DeBoer
Bryan B. DeBoer
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 26, 2013.

Each of the undersigned constitutes and appoints Bryan B. DeBoer, Christopher S. Holzshu and John F. North III his or her true and lawful attorney and agent to do all things and to execute in his or her name all instruments that the attorney and agent may deem necessary or advisable to enable Lithia Motors, Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933 of the securities referenced in this Registration Statement on Form S-8, including specifically, but without limitation, power and authority to sign his or her name to any amendment hereto and to file such amendment with the Commission; and the undersigned ratifies and confirms all that his or her attorney and agent shall do or cause to be done by virtue of this authority.

Signature	Title

/s/ Bryan B. DeBoer	Director, President and Chief Executive Officer
Bryan B. DeBoer	(Principal Executive Officer)

/s/ Christopher S. Holzshu	Senior Vice President, Chief Financial Officer and
Christopher S. Holzshu	Secretary (Principal Financial Officer)

/s/ John F. North III	Vice President and Corporate Controller
John F. North III	(Principal Accounting Officer)

/s/ Thomas Becker	Director
Thomas Becker

/s/ Susan O. Cain	Director
Susan O. Cain

/s/ Sidney B. DeBoer	Director
Sidney B. DeBoer

/s/ M.L. Dick Heimann	Director
M.L. Dick Heimann

/s/ Kenneth E. Roberts	Director
Kenneth E. Roberts

/s/ William J. Young	Director
William J. Young

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, threunto duly authorized, in the City of Medford, Oregon, on July 26, 2013.

Lithia Motors, Inc. Salary Reduction Profit Sharing Plan

By: Lithia Motors, Inc.
Its: Plan Administrator

By:	/s/ Christopher S. Holzshu
Christopher S. Holzshu
Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit

Number                    Document Description

4.1	Restated Articles of Incorporation of the Company, as amended May 13, 1999. Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

4.2	Amended and Restated Bylaws of Lithia Motors, Inc. (Corrected). Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

5.1	Opinion of Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Moss Adams LLP.

23.3	Consent of Stoel Rives LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	2013 Amended and Restated Stock Incentive Plan. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 2, 2013.

99.2	Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan. Incorporated by reference to Exhibit 10.22 to the Company’s Form 10-K for the year ended December 31, 2010.